CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
First Community Bancshares, Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statement on Form S-3 of our reports, dated March 11, 2011, related to the consolidated balance sheets of First Community Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in First Community Bancshares Inc.’s 2010 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the prospectus/registration statement. Our report on the consolidated financial statements refers to the fact that the Company changed its method of accounting for other-than-temporary impairment of debt securities and its method of accounting for business combinations, both as a result of adopting new accounting guidance.

/s/ Dixon Hughes Goodman LLP
(formerly “Dixon Hughes PLLC”)

Charlotte, North Carolina
June 30, 2011